Exhibit 99.1

Heinz Expects to Report Third-Quarter EPS of Around 82 Cents from Continuing Operations; Company Raises Fiscal 2010 EPS Outlook to a Range of $2.82 to $2.85

PITTSBURGH--(BUSINESS WIRE)--February 17, 2010--H.J. Heinz Company (NYSE: HNZ) expects to report strong third-quarter earnings per share of around 82 cents from continuing operations and is raising its Fiscal 2010 outlook for EPS from continuing operations to a range of $2.82 to $2.85, Heinz Chairman, President and CEO William R. Johnson announced today at the annual conference of the Consumer Analyst Group of New York (CAGNY).

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating Free Cash Flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment.

In a presentation today at the CAGNY conference in Boca Raton, Florida, Mr. Johnson said:

“On a continuing operations basis, Heinz expects to report approximately 3% growth in organic sales, almost 14% growth in operating income and very strong earnings per share of around 82 cents for the third quarter ended January 27, despite a higher tax rate. Importantly, the third quarter is expected to mark our 19th consecutive quarter of organic sales growth.”

Mr. Johnson said: “Our expected third-quarter results reflect dynamic growth in Emerging Markets and volume growth of around 4% in our U.S. Retail business and around 9% in the U.K. business, driven by robust marketing initiatives.”

He noted that “the third quarter is expected to show substantial improvement in margins, a more than 40% increase in marketing investments and exceptionally strong operating free cash flow of around $425 million, up more than 80% from a year ago.”

Mr. Johnson’s presentation focused on the state of the Packaged Foods industry and how “Heinz is more nimble, focused, and stronger than ever, and why it is, therefore, well-positioned for the long term in this changing and challenging environment.”

Here are other highlights of Mr. Johnson’s presentation today.

The State of the Packaged Foods Industry

Mr. Johnson said there are “four reasons why I believe the industry has a strong upside:

  First, the growth potential of Emerging Markets, where the ranks of new middle-class, brand-conscious consumers are increasing at a rapid rate;
  Second, the industry’s renewed focus on innovation and marketing in response to the challenge of store brands;
  Third, the opportunity to improve margins; and
  Finally, the ‘consolidation mood’ among manufacturers and customers.”

Heinz Dividend

Mr. Johnson said Heinz is “delivering very strong cash flow and, to that end, we expect to deliver a dividend increase for Fiscal 2011 commensurate with our strong profit growth.”

Emerging Markets

Mr. Johnson said, “Emerging Markets represent a target-rich base of consumers who are likely to spend more and more of their income on branded packaged foods as they prosper.”

He said, “Emerging Markets are on track to deliver at least 20% of Heinz’s total sales by 2013, more than double their contribution five years ago and that is just the beginning. Heinz is well-positioned in Emerging Markets, with strong brands, talented local management, and localized manufacturing, supported by the advantage of global scale.”

Heinz Marketing Initiatives

Mr. Johnson discussed the Company’s increased marketing investments and new marketing initiatives that helped drive volume growth in the third-quarter, led by the U.S. Retail and U.K. businesses.

“We now anticipate that marketing spending will grow at least 20% this year (Fiscal 2010),” versus the Company's original projections of 7-10%, Mr. Johnson said.

A new marketing campaign in the U.K. called It has to be Heinz is “driving significant volume and market share growth while enhancing our iconic consumer equity,” Mr. Johnson said.

In the U.S., Heinz has launched a Consumer Value Program, initially focused on Heinz Ketchup and now expanding to Weight Watchers® Smart Ones®, Ore-Ida® and brands like Classico® and TGI Fridays®. Supported by increased marketing and innovation, “the early results for the program are encouraging with improving shares and volume trends,” Mr. Johnson said.

Heinz Ketchup

Referring to Heinz Ketchup, Mr. Johnson said, “Globally, Ketchup remains a significant growth opportunity.” He added, “We are turning our focus to markets where the penetration of Heinz® Ketchup has substantial room for growth like Germany, France and Sweden. Driving penetration in Europe is a big opportunity for Heinz.”

Infant/Nutrition

“I believe the greatest long-term opportunity for Heinz resides at the intersection of our highest-growth category, Infant/Nutrition, and our fast-growing Emerging Markets,” Mr. Johnson said. “Growing from a base of jarred foods and cereals, our Infant/Nutrition business has been expanding into the white space of Emerging Markets while extending our reach through up-aging into toddler foods, and down-aging into formula.”

Mr. Johnson said the Company plans to “launch Heinz infant formula in Russia and China, where we have great expectations.”

Private Label / Store Brands

“Let me say right here that the Private Label battle is far from over, but it is equally true that well-managed brands can still win as our recent U.K. results show,” Mr. Johnson said.

He added, “I continue to believe that the biggest casualties of the weakened economy will ultimately be tertiary brands with poor consumer equities. Strong brands or category leaders like Heinz that leverage consumer insights to drive innovative and successful new product development should win.”

Productivity Improvements

Mr. Johnson said, “We have established a goal of delivering better than $1 billion in incremental cost savings over the next five years through our global supply chain initiatives,” including the continued rollout of the Company’s Global Performance System and Project Keystone.

These global initiatives are “aimed at realizing economies of scale and reducing costs by leveraging people, process and technology across the global supply chain,” he added.

Industry Consolidation

Mr. Johnson said, “On the subject of industry consolidation, the industrial logic has never been more compelling. Ultimately, however, the goal is to win by creating value in the most efficient and effective manner possible, whether it be by organic growth, M&A, or transformative initiatives and for that reason, I don’t see consolidation as a necessity.”

Q3 Earnings Release

Heinz will host a conference call and Webcast for Securities Analysts and Media (listen only) to discuss the Company’s Third-Quarter Fiscal 2010 results and its Fiscal 2010 outlook at 8:30 a.m. Eastern time on Thursday, February 25, 2010.

The meeting will be hosted by:

  Art Winkleblack, Executive Vice President and Chief Financial Officer
  Ed McMenamin, Senior Vice President, Finance and Corporate Controller
  Margaret Nollen, Vice President, Investor Relations

The call and presentation slides also will be available to the general public in real-time on www.heinz.com.

Participants:

Institutional Investors/Analysts – U.S./Canada Dial-In: (800) 933-5758
Institutional Investors/Analysts – International/Local Dial-In: (706) 758-0005

Listen Only:

Media – U.S./Canada Dial-In: (800) 955-1760
Media – International/Local Dial-In: (706) 758-0940

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, economic or political instability in those markets, particularly in Venezuela, and the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 29, 2009.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company
Sales Variance Analysis

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310 E

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	~1%
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	~2%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	~3%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	~0%
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	~7%
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	~13%
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	~3%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006
Amounts have been restated for the disposals of the private label desserts business in the U.K. and the Appetizers And, Inc. business in the U.S. which were both reported in discontinued operations in the third quarter of Fiscal 2010.
(Totals may not add due to rounding)

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's CAGNY press release dated February 17, 2010:

Operating Free Cash Flow Calculation	Third Quarter Ended
(amounts in thousands)	January 27, 2010	January 28, 2009
	FY 2010 E	FY 2009
Cash provided by operating activities	$ ~ 480,000	$ 292,350
Capital expenditures	~ (55,000)	(59,229)
Proceeds from disposals of property, plant and equipment	~ 400	230

Operating Free Cash Flow	$ ~ 425,000	$ 233,351

CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048